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                                                                   Exhibit 10.16

                                                             [AIRSPAN LOGO HERE]


                                        February 8th, 2001
Henrik Smith Petersen
Airspan Networks Inc.


Dear Henrik,

This letter confirms the recent change to your employment status. Effective January 31st, you have been promoted to the Executive Level Team, the group of company executives most responsible for the corporation's performance and direction. Congratulations on this appointment.

In addition, I confirm your appointment as Regional President -- Asia Pacific, in recognition of the major contribution you have made in developing the region from a standstill in 1998 to the position where Airspan is the market leader. You should be truly proud of this accomplishment.

Commensurate with this change in your status, we are extending the basic compensation package as follows:

1) a new grant of 175,000 shares, priced at the close of market on February 7th ($4.375) has been ratified by the Board of Directors. These shares will vest under the conditions of the 1998 Airspan Employees Stock Option program and the effective date of grant is February 7th, 2001.

2) effective immediately, the institution of a 9 months base pay severance (taxes are your responsibility) in the unlikely event of a company initiated termination without cause. You will also be entitled to receive commissions on the Asia business on the books at the time of your departure for the following nine months.

3) An upwards adjustment to your base salary of 15,000 Sterling, to 135,000 Sterling per annum, to be adopted in the annual performance review and salary adjustment to take effect April 1st, 2001.

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4)   A modification to the Airspan Sales Bonus program, as follows:

        - basic payout on a quarterly basis as per the plan used in 2000 for the sales activity in the region.
        - The year 2001 quota for the region is $24M.
        - An additional compensation, to be paid Feb 1, 2002 to you as follows for the performance of your team:
          - Year 2001 revenue (greater than) $31.625M -- A 25% of base pay lump sum (taxes are your responsibility)
          - Year 2001 revenue (greater than) $36M -- A 50% of base pay lump sum (taxes are your responsibility)
          - Year 2001 revenue (greater than) $48M -- A 100% of base pay lump sum (taxes are your responsibility)
          - Year 2001 revenue (greater than) $60M -- A 150% of base pay lump sum (taxes are your responsibility)

I also confirm that we will be paying you a $35,000 taxable bonus in accordance with the Beat Floware initiative instituted last fall upon payment of the Beltel down payment and achievement of first site sign-off, as per the provisions of the program.

I also confirm your appointment to the Board of the Australian legal entity.

Again, my congratulations on the great success to date and this recent change in status.


                                                     Sincerely,

                                                     /s/ Eric Stonestrom
                                                     ----------------------
                                                     Eric Stonestrom
                                                     President and CEO
                                                     Airspan Networks Inc

Cc:

Kent Carlson - Acting Secretary
Barbara Shead - Human Resources

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Sevin Rosen                                                Two Galleria Tower
Funds                                                      13455 Noel Road
                                                           Suite 1670, LB-5
                                                           Dallas, Texas 75240
                                                           (972) 702-1100
                                                           (972) 702-1103 Fax

January 22, 1998

Mr. Henrik Smith-Petersen
c/o DSC Communications LTD
5 New Square, Feltham
Middlesex TW14 8HA
United Kingdom

Dear Henrik:

Per your discussions with Eric Stonestrom, I would like to confirm our intent relative to your position and compensation. In the event our deal with DSC is executed, we intend to offer you the position of Director, Network Management in Airspan Communications LTD. You will initially report to Eric.

Your base salary of 70,000 (pounds) and related benefits will continue as per the current arrangement with DSC. In the future, with your assistance, we will implement an incentive program as a supplement to your base salary. In addition to this cash compensation, you will be provided the option to purchase up to 150,000 shares of Airspan Communications Corporation common stock. Twenty-five percent of this option will vest after the first full year. The remaining 75% will vest in equal monthly increments over the following three years.

In addition, you will be asked to execute a Proprietary Information Agreement that will be requested from all employees. In the unlikely event that your employment terminates involuntarily in the first year, you will receive six months of your base salary as severance.

Henrik, I am personally looking forward to working with you. I am excited about the challenge, the fun and the rewards in making Airspan Communications Corporation a success.

Sincerely,

/s/ Thomas S. Huseby                     ACKNOWLEDGED:
-----------------------                                -------------------------
Thomas S. Huseby                                       Henrik Smith-Petersen
Chairman
Airspan Communications Corporation       DATE:
                                               ---------------------------------

cc: Eric D. Stonestrom